Exhibit 99.1

Contact:	Robert Bannon Director, Investor Relations (336) 335-7665

LORILLARD, INC. REPORTS THIRD QUARTER RESULTS

GREENSBORO, NC, October 23, 2014 – Lorillard, Inc. (NYSE: LO) announced today its results for the quarter ended September 30, 2014.

Third Quarter Highlights

•	Reported (GAAP) diluted earnings per share increased 15.9% over last year to $0.80.

•	Adjusted (Non-GAAP) diluted earnings per share increased 8.4% over last year to $0.90.

•	Cigarettes adjusted operating income (Non-GAAP) increased 7.8% over last year and adjusted operating margin increased 1.8 percentage points.

•	Total Lorillard retail market share of cigarettes for the third quarter of 2014 was 15.1%, increasing 0.3 share points compared to the corresponding period of 2013.

•	Newport retail market share for the third quarter of 2014 was 12.8%, increasing 0.3 share points versus last year.

•	blu eCigs maintained its U.S. electronic cigarette category leadership position in the quarter, achieving a 29.7% dollar market share, despite two new national competitors heavily discounting to gain trial.

•	The Company remains on track to close the merger with Reynolds American in the first half of 2015.

Financial Results Summary*

(Amounts in Millions, Except Per Share Data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Chg	2014	2013	% Chg
Net sales	$1,831	$1,827	0.2%	$5,222	$5,208	0.3%

Operating income
Reported (GAAP)	$517	$458	12.9%	$1,521	$1,559	(2.4)%
Adjusted (Non-GAAP)	570	541	5.4%	1,549	1,508	2.7%

Net income
Reported (GAAP)	$289	$258	12.0%	$860	$898	(4.2)%
Adjusted (Non-GAAP)	326	310	5.2%	882	868	1.6%

Diluted earnings per share
Reported (GAAP)	$0.80	$0.69	15.9%	$2.37	$2.38	(0.4)%
Adjusted (Non-GAAP)	0.90	0.83	8.4%	2.44	2.30	6.1%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results table included with this release.

Consolidated Results

Net sales increased by $4 million, or 0.2%, to $1.831 billion in the third quarter of 2014 due to a 1.6% increase in net sales of cigarettes, partially offset by a decrease in net sales of electronic cigarettes. For the first nine months of 2014, net sales increased by $14 million, or 0.3%, to $5.222 billion due to a 1.3% increase in net sales of cigarettes, partially offset by a decrease in net sales of electronic cigarettes.

Reported diluted earnings per share increased $0.11, or 15.9%, to $0.80 in the third quarter of 2014 compared to the third quarter of 2013 and decreased $0.01, or 0.4%, to $2.37 in the first nine months of 2014 compared to the first nine months of 2013.

Adjusted diluted earnings per share increased $0.07, or 8.4%, to $0.90 in the third quarter of 2014 and increased $0.14, or 6.1%, to $2.44 in the first nine months of 2014, due to the strong operating performance in the Cigarettes segment and the impact of share repurchases in prior quarters. As detailed in the reconciliation table, adjusted diluted earnings per share exclude the favorable impacts of the settlement to resolve certain MSA payment adjustment disputes in the first nine months of 2014 and 2013 and the 2003 non-participating manufacturer arbitration award in the first nine months of 2014, charges for Engle Progeny and other smoking and health litigation and other special items.

“Lorillard delivered strong third quarter financial and operating results including robust Cigarettes segment adjusted operating profit and profit margin growth, continued cigarette market share gains as well as a sequential increase in blu eCigs domestic net sales despite heavy competitive e-cig discounting,” said Murray S. Kessler, Lorillard Chairman, President and CEO.

“Overall, we are very pleased that the company’s continued industry-leading fundamental performance has resulted in adjusted EPS growth of over 8% during the quarter, consistent with our commitment to deliver a double digit total shareholder return as measured by EPS growth and the dividend yield over the long-term. Also in the third quarter, the Company continued to work toward shareholder and regulatory approval pursuant to our merger agreement with Reynolds American and we view those activities as proceeding smoothly,” Mr. Kessler continued. “We are very excited about completing the combination with Reynolds, which we expect to occur in the first half of 2015, as it delivers significant and immediate value to our shareholders, as well as a meaningful ownership stake in the combined company that will enjoy multiple flagship tobacco brands well-positioned for continued long-term success,” Mr. Kessler concluded.

The following is a discussion of third quarter and first nine months 2014 performance of Lorillard’s two operating segments, Cigarettes and Electronic Cigarettes.

Cigarettes Segment Results*

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	% Chg	2014	2013	% Chg

Net sales	$1,793	$1,764	1.6%	$5,096	$5,031	1.3%

Gross profit
Reported (GAAP)	$699	$654	6.9%	$1,976	$2,006	(1.5)%
Adjusted (Non-GAAP)	699	654	6.9%	1,935	1,852	4.5%

Selling, general and administrative
Reported (GAAP)	$168	$196	(14.3)%	$407	$456	(10.7)%
Adjusted (Non-GAAP)	116	113	2.7%	351	353	(0.6)%

Operating income
Reported (GAAP)	$531	$458	15.9%	$1,569	$1,550	1.2%
Adjusted (Non-GAAP)	583	541	7.8%	1,584	1,499	5.7%

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) results table included with this release.

Third Quarter 2014 - Cigarettes

Cigarette net sales increased $29 million, or 1.6%, to $1.793 billion in the third quarter of 2014, compared to $1.764 billion in the third quarter of 2013. The increase in cigarette net sales resulted primarily from higher average net cigarette selling prices, partially offset by lower cigarette unit sales volume.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 2.1% for the third quarter of 2014 compared to the corresponding period of 2013. Puerto Rico and U.S. Possessions declined 15.4% compared to the year ago period, reflecting the continued negative impact of the July 2013 $1.00 per pack excise tax increase in Puerto Rico. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, decreased 1.9% for the third quarter of 2014 compared to the corresponding period of 2013. The Company estimates total cigarette industry domestic wholesale shipments decreased approximately 2.3% for the third quarter of 2014 compared to the third quarter of 2013, marking a meaningful improvement in trend.

Total wholesale unit volume, including Puerto Rico and U.S. Possessions, for Newport, the Company’s flagship brand, decreased 1.6% for the third quarter of 2014 compared to the corresponding period of 2013. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions, decreased 1.4% for the quarter versus year ago. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, decreased 4.0% for the third quarter of 2014 compared to the third quarter of 2013, a sequential improvement over the 6.6% decline experienced in the second quarter of 2014.

Based on Lorillard’s proprietary retail shipment database administered by Management Science Associates, Inc., which measures shipments from wholesale to retail, Lorillard’s third quarter 2014 domestic retail market share increased 0.3 share points versus year ago to 15.1%, its third consecutive full quarter over 15%. Newport’s domestic retail market share was 12.8%, an increase of 0.3 share points compared to the third quarter of 2013. Lorillard’s domestic retail share of the menthol market remained flat at 40.2% for the third quarter of 2014 compared to the corresponding quarter of 2013. Gains in Newport’s domestic retail market share were primarily attributable to the continued strengthening of Newport Menthol in its core geographies, continued success in expansion markets and the volume impact from the growth of Newport Non-Menthol. The Company also re-launched Newport Non-Menthol Gold in two test markets during the third quarter. Early results from the launch are encouraging.

“During the third quarter, the continued strength of the Newport brand family led to total Lorillard and Newport unit volume outperformance versus the rest of the cigarette industry – resulting in retail market share gains for both Newport’s core menthol segment as well as in its more recently introduced non-menthol styles,” Mr. Kessler said. “Improved overall cigarette industry volume performance versus the first half of 2014, along with Newport’s steady and consistent market share gains, gives us confidence in our ability to deliver strong fundamental and operational performance well into the future.”

Gross profit was $699 million, or 39.0% of net sales, in the third quarter of 2014 and $654 million, or 37.1% of net sales, in the third quarter of 2013. The Company’s Cigarettes segment gross margin increased 190 basis points as a percentage of sales versus year ago, which was driven by a 5.4% increase in net average cigarette prices (excluding excise taxes) tracing to lower promotional spending and list price increases.

Reported selling, general and administrative costs decreased $28 million to $168 million in the third quarter of 2014 compared to the third quarter of 2013. Adjusted selling, general and administrative costs increased $3 million to $116 million in the third quarter of 2014 compared to $113 million in the third quarter of 2013 primarily due to higher legal defense costs related to Engle Progeny litigation. As detailed in the reconciliation table, adjusted selling, general and administrative costs exclude certain special items.

Reported operating income for the Cigarettes segment increased $73 million, or 15.9%, to $531 million in the third quarter of 2014 from $458 million in the third quarter of 2013. Adjusted operating income for the Cigarettes segment increased $42 million, or 7.8%, to $583 million in the third quarter of 2014 from $541 million in the third quarter of 2013. Higher gross margins resulted in a 1.8 percentage point increase in adjusted operating income margin to 32.5% for the segment.

“Strong net pricing realization of 5.4% in the third quarter, combined with our ongoing cost control efforts, resulted in a solid 7.8% increase in adjusted operating income during the quarter. Importantly, the Company also reported an approximate two percentage point increase in adjusted operating margin in the Cigarettes segment during the quarter,” Mr. Kessler remarked.

First nine months 2014 - Cigarettes

Cigarette net sales increased $65 million, or 1.3%, to $5.096 billion in the first nine months of 2014, compared to $5.031 billion in the first nine months of 2013. The increase in cigarette net sales resulted primarily from higher average net cigarette selling prices, partially offset by lower cigarette unit sales volume.

Total Lorillard wholesale cigarette unit volume, which includes Puerto Rico and U.S. Possessions, decreased 2.8% for the first nine months of 2014 compared to the corresponding period of 2013. Puerto Rico and U.S. Possessions declined 30.0% compared to a year ago period, reflecting the continued negative impact of the July 2013 $1.00 per pack excise tax increase in Puerto Rico. Domestic wholesale cigarette unit volume, which excludes Puerto Rico and U.S. Possessions, decreased 2.3% for the first nine months of 2014 compared to the corresponding period of 2013. The Company estimates total cigarette industry domestic wholesale shipments decreased approximately 3.5% for the first nine months of 2014 compared to the first nine months of 2013.

Total wholesale unit volume, including Puerto Rico and U.S. Possessions, for Newport, the Company’s flagship brand, decreased 2.2% for the first nine months of 2014 compared to the corresponding period of 2013. Domestic wholesale cigarette unit volume for Newport, which excludes Puerto Rico and U.S. Possessions, decreased 1.6% for the first nine months of 2014 versus year ago. Domestic wholesale shipments for Maverick, the Company’s leading discount brand, decreased 5.5% for the first nine months of 2014 compared to the first nine months of 2013.

Based on Lorillard’s proprietary retail shipment database administered by Management Science Associates, Inc., which measures shipments from wholesale to retail, Lorillard’s first nine months 2014 domestic retail market share increased 0.3 share points versus year ago to 15.1%. Newport’s domestic retail market share reached 12.9%, an increase of 0.3 share points compared to the first nine months of 2013. Lorillard’s domestic retail share of the menthol market increased 0.1 share points to 40.4% for the first nine months of 2014. Gains in Newport’s domestic retail market share were primarily attributable to the continued strengthening of Newport Menthol in its core geographies, continued success in expansion markets and volume growth from Newport Non-Menthol.

“In 2014, Newport has continued to outperform the industry through its balanced retail market share gains in both the menthol and non-menthol segments and is on track to grow its overall market share for the 12th consecutive year,” said Kessler.

Reported gross profit was $1.976 billion, or 38.8% of net sales, in the first nine months of 2014 and $2.006 billion, or 39.9% of net sales, in the first nine months of 2013. Adjusted gross profit was $1.935 billion, or 38.0% of net sales, in the first nine months of 2014 and $1.852 billion, or 36.8% of net sales, in the first nine months of 2013. As detailed in the reconciliation table, adjusted gross profit excludes certain special items. The increase in adjusted gross profit during the first nine months of 2014 of $83 million, or 120 basis points as a percentage of sales, was driven by a 5.8% increase in average cigarette prices, resulting from lower promotional spending and higher list prices.

Reported selling, general and administrative costs decreased $49 million to $407 million in the first nine months of 2014 compared to the first nine months of 2013. Adjusted selling, general and administrative costs decreased $2 million to $351 million in the first nine months of 2014 compared to $353 million in the first nine months of 2013. As detailed in the reconciliation table, adjusted selling, general and administrative costs exclude certain special items.

Reported operating income for the Cigarettes segment increased $19 million, or 1.2%, to $1.569 billion in the first nine months of 2014 from $1.550 billion in the first nine months of 2013. Adjusted operating income for the Cigarettes segment increased $85 million, or 5.7%, to $1.584 billion in the first nine months of 2014 from $1.499 billion in the first nine months of 2013, and adjusted operating income as a percentage of net sales increased 1.3 percentage points to 31.1%.

Electronic Cigarettes Segment Results*

	Three Months Ended September 30,**			Nine Months Ended September 30,**
	2014	2013	% Chg	2014	2013	% Chg

Net sales	$38	$63	(39.7)%	$126	$177	(28.8)%

Gross profit
Reported (GAAP)	$12	$15	(20.0)%	$36	$54	(33.3)%
Adjusted (Non-GAAP)	12	15	(20.0)%	36	54	(33.3)%

Selling, general and administrative
Reported (GAAP)	$26	$15	73.3%	$84	$45	86.7%
Adjusted (Non-GAAP)	25	15	66.7%	71	45	57.8%

Operating income/(loss)
Reported (GAAP)	$(14)	$—	n/m	$(48)	$9	n/m
Adjusted (Non-GAAP)	$(13)	—	n/m	$(35)	9	n/m

*	See Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) results table included with this release.
**	Results for the three and nine months ended September 30, 2014 provided above are not comparable to the results for the three and nine months ended September 30, 2013 as Lorillard purchased SKYCIG on October 1, 2013.

Third Quarter 2014 – Electronic Cigarettes

Net sales for the Electronic Cigarettes segment were $38 million for the third quarter ended September 30, 2014, compared to $63 million for the third quarter ended September 30, 2013, respectively. The decline in sales of blu eCigs in the U.S.

versus year ago reflects a decrease in unit volume. The decrease in unit volume is attributed to two factors. First, an unfavorable comparison to the year ago period that included significant pipeline inventory as the brand was in its initial phase of national expansion. And second, the brand was negatively impacted by competitors’ new national product launches which were supported by aggressive introductory “free trial” promotional programs. Notably, the third quarter launch of blu eCigs cherry disposable products helped contribute a sequential increase in U.S. net sales of $4 million to $37 million for the brand.

blu (U.K.), formerly known as SKYCIG, was acquired on October 1, 2013 and generated $1 million in net sales during the third quarter of 2014. The product offering in the U.K. was re-branded as “blu” and launched at retail during the second quarter of 2014. The launch and retail rollout has been accompanied by introductory levels of advertising and promotional spending. Retail placement and exposure is expected to increase significantly during the fourth quarter of 2014 and in 2015, which, along with continued marketing of blu, is expected to drive an increase in net sales.

Based on the Nielsen ScanTrack Database, blu’s domestic U.S. all-outlet dollar market share of electronic cigarettes decreased 15.0 share points to 29.7% for the 13 weeks ending September 27, 2014 versus the year ago 13 week period, tracing to significantly increased competitive activity during this year’s third quarter.

Gross profit was $12 million, or 31.6% of net sales, for the third quarter ended September 30, 2014. This compares to gross profit of $15 million, or 23.8% of net sales, for the third quarter ended September 30, 2013. Gross profit and gross profit margin for the third quarter ended September 30, 2014 were positively impacted by product mix and improved efficiencies within the supply chain.

Reported selling, general and administrative costs were $26 million for the third quarter ended September 30, 2014, compared to $15 million for the third quarter ended September 30, 2013. Adjusted selling, general and administrative costs were $25 million for the third quarter ended September 30, 2014, compared to $15 million for the third quarter ended September 30, 2013 and reflect incremental costs to launch the blu brand in the U.K. As detailed in the reconciliation table, adjusted selling, general and administrative costs exclude amortization of the SKYCIG brand totaling $5 million, partially offset by a fair value adjustment to the SKYCIG earn out liability of $4 million. The fair value ascribed to the SKYCIG brand in connection with the acquisition of £20 million (approximately $33 million at September 30, 2014 exchange rates) is being amortized over an estimated life of 18 months beginning October 1, 2013, after which amortization charges related to the brand will cease.

Reported operating loss for the Electronic Cigarettes segment was $14 million for the third quarter of 2014, compared to $0 million for the third quarter of 2013. Adjusted operating loss for the Electronic Cigarettes segment was $13 million for the third quarter of 2014, compared to $0 million for the third quarter of 2013. blu (U.K.)’s reported and adjusted operating loss was $12 million and $11 million, respectively, for the quarter.

“We faced a dramatically heightened e-cig competitive environment, highlighted by two new national competitive product launches and their associated “free trial” promotions during the quarter. We are encouraged by blu eCigs’ performance during the quarter in the face of this competition, while also maintaining its premium positioning and avoiding discounting,” stated Mr. Kessler.

“Moreover, our upcoming release of the new blu PLUS+™ Rechargeable Kit – featuring a rapid-charging battery that lasts twice as long as before, enhanced proprietary flavors, and a new advanced closed ‘tank’ system will further position the blu brand at the forefront of delivering meaningful technological advances to meet real adult consumer preferences. We continue to be excited about the opportunity represented by e-cigarettes and view our new blu PLUS product as combining the best aspects of e-cigs and vaporizers – ultimately providing a more seamless product for adult smokers in search of a viable alternative to traditional cigarettes. Along with the brand’s expanded retail presence globally, blu eCigs is well-positioned to lead the world-wide development of the bourgeoning electronic cigarette category,” Mr. Kessler concluded.

First nine months 2014 – Electronic Cigarettes

Net sales for the Electronic Cigarettes segment were $126 million for the first nine months ended September 30, 2014, compared to $177 million for the first nine months ended September 30, 2013. The decline in sales of blu eCigs in the U.S. versus year ago reflects a decrease in unit volume as well as the estimated $11 million mix impact of a lower price on rechargeable kits that were introduced in the third quarter of 2013. The decrease in unit volume was partially offset by the launch of blu eCigs cherry disposable products in the third quarter of 2014. The nine months ended September 30, 2013 was also favorably impacted by significant pipeline inventory as the brand was in its initial phase of national expansion. blu (U.K.) was acquired on October 1, 2013 and generated $8 million in net sales during the first nine months of 2014.

Based on the Nielsen ScanTrack Database, blu’s domestic all-outlet dollar market share of electronic cigarettes decreased 3.3 share points to 37.6% for the 39 weeks ending September 27, 2014 versus the year ago 39 week period.

Gross profit was $36 million, or 28.6% of net sales, for the first nine months ended September 30, 2014. This compares to gross profit of $54 million, or 30.5% of net sales, for the first nine months ended September 30, 2013. Gross profit and gross profit margin for the first nine months ended September 30, 2014 were negatively impacted by the mix impact of the new, lower priced rechargeable kits as well as higher retail distribution costs, partially offset by the new blu eCigs cherry disposable product launch and supply chain efficiencies.

Reported selling, general and administrative costs were $84 million for the first nine months ended September 30, 2014, compared to $45 million for the first nine months ended September 30, 2013. Adjusted selling, general and administrative costs were $71 million for the first nine months ended September 30, 2014, compared to $45 million for the first nine months ended September 30, 2013 and reflect incremental investment to build the blu brand in the U.S. as well as to launch the blu brand in the U.K. As detailed in the reconciliation table, first nine months 2014 adjusted selling, general and administrative costs exclude amortization of the SKYCIG brand totaling $17 million, partially offset by a fair value adjustment to the SKYCIG earn out liability of $4 million.

Reported operating (loss)/income for the Electronic Cigarettes segment was $(48) million for the first nine months of 2014, compared to $9 million for the first nine months of 2013. Adjusted operating income/(loss) for the Electronic Cigarettes segment was $(35) million for the first nine months of 2014, compared to $9 million for the first nine months of 2013. blu (U.K.)’s reported and adjusted operating loss was $(36) million and $(23) million, respectively, for the nine months.

Additional News

On August 15, 2014, Lorillard, Inc. announced that its Board of Directors approved a quarterly dividend on its common stock of $0.615 per share, which was paid to shareholders of record as of September 1, 2014. As permitted by the merger agreement with Reynolds, Lorillard expects to continue its current dividend policy, including annual increases consistent with past practice.

On August 29, 2014, Lorillard, Inc. announced that the Company and Reynolds American Inc. had each received, as expected, a request for additional information (“second request”) from the Federal Trade Commission (“FTC”) in connection with Reynolds American’s pending acquisition of Lorillard and divestiture of select brands to Imperial Tobacco Group, PLC. The effect of the second request is to extend the waiting period imposed by the Hart-Scott-Rodino (“HSR”) Act until 30 days after Reynolds American and Lorillard have substantially complied with the request, unless that period is extended voluntarily by both parties or terminated sooner by the FTC. The companies continue to expect the transactions to close in the first half of 2015, subject to the expiration of the waiting period under the HSR Act, shareholder and other approvals, as well as other customary closing conditions.

On October 17, 2014, Lorillard, Inc. filed with the Securities and Exchange Commission (“SEC”) a preliminary joint proxy statement relating to a special meeting of shareholders at which, among other matters, Lorillard, Inc.’s shareholders will be asked to adopt the merger agreement between Lorillard, Inc. and Reynolds American Inc.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard Tobacco is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard Tobacco’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard Tobacco product line has four additional cigarette brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 43 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard, Inc., through its other subsidiaries, is also a leading global electronic cigarette company, marketed under the blu eCigs brand in the U.S. and U.K. Newport, Kent, True, Maverick, Old Gold and blu eCigs are the registered trademarks of Lorillard and its subsidiaries. Lorillard maintains its corporate headquarters and manufactures all of its traditional cigarette products in Greensboro, North Carolina.

Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of Lorillard, Inc. (“Lorillard”) concerning the proposed transaction involving Reynolds American Inc. (“Reynolds American”) and Lorillard (the “transaction”) and other future events and their potential effects on Lorillard, including, but not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of Lorillard’s management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. Actual results may differ materially from the results anticipated in these forward looking statements. Those factors include, without limitation: the ability to obtain the approval of the transaction by Lorillard’s stockholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and timeframe; the possibility that the transaction does not close when expected or at all, or that the companies may be required to modify aspects of the transaction to achieve regulatory approval; the ability to realize the expected synergies resulting from the transaction in the amounts or in the timeframe anticipated; the ability to integrate Lorillard’s businesses into those of Reynolds American’s in a timely and cost-efficient manner; the impact of regulatory initiatives, including the regulation of cigarettes and electronic cigarettes and a possible ban or regulation of the use of menthol in cigarettes by the Food and Drug Administration, and compliance with governmental regulations; the outcome of pending or future litigation; health concerns, claims, regulations and other restrictions relating to the use of tobacco products and exposure to environmental tobacco smoke; the effect on pricing and consumption rates of legislation, including actual and potential federal and state excise tax increases, and tobacco litigation settlements; continued intense competition from other cigarette and electronic cigarette manufacturers; the continuing decline in volume in the domestic cigarette industry; changes in the price, quality or quantity of tobacco leaf and other raw materials available for use in Lorillard’s cigarettes; reliance on a limited number of suppliers for certain raw materials; and other risks and uncertainties, including those detailed from time to time in Lorillard’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), including Lorillard’s Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. In particular, we refer you to “Item 1A. Risk Factors” of Lorillard’s 2013 Annual Report on Form 10-K, which was filed with the SEC on February 21, for additional information regarding the risks and uncertainties discussed above as well as additional risks and uncertainties that may affect Lorillard’s actual results. The forward-looking statements in this report are qualified by these risk factors. Each statement speaks only as of the date of this report (or any earlier date indicated in this report) and Lorillard undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

Additional Information and Where to Find It

This report may be deemed to be solicitation material in respect of the proposed transaction involving Lorillard and Reynolds American. In connection with the proposed transaction, Reynolds American has filed with the SEC a registration statement on Form S-4 that includes a preliminary joint proxy statement/prospectus of Reynolds American and Lorillard, which Lorillard has filed with the SEC on October 17, 2014. Lorillard and Reynolds plan to mail the definitive joint proxy statement/prospectus to the respective shareholders in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LORILLARD, REYNOLDS AMERICAN, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by Lorillard and Reynolds American through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the definitive joint proxy statement/prospectus and other documents filed by Lorillard with the SEC by contacting Robert Bannon, CFA, Director of Investor Relations, at investorrelations@lortobco.com or by calling (336) 335-7000.

Lorillard and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from Lorillard’s stockholders in respect of the proposed transaction that will be described in the joint proxy statement/prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from Lorillard’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, in Lorillard is set forth in Lorillard’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Proxy Statement on Schedule 14A, dated April 4, 2014, which are filed with the SEC. Additional information regarding the interests of Lorillard’s directors and executive officers in the proposed transaction, which may be different than those of Lorillard’s stockholders generally, is contained in the preliminary joint proxy statement/prospectus that Lorillard filed with the SEC on October 17, 2014.

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
(Amounts in millions, except per share data)	(Unaudited)

Net sales (a)	$1,831	$1,827	$5,222	$5,208
Cost of sales (a) (b)	1,120	1,158	3,210	3,148

Gross profit	711	669	2,012	2,060
Selling, general and administrative	194	211	491	501

Operating income	517	458	1,521	1,559
Investment income	—	—	6	2
Interest expense	(45)	(45)	(135)	(128)

Income before income taxes	472	413	1,392	1,433
Income taxes	183	155	532	535

Net income	$289	$258	$860	$898

Earnings per share:
Basic	$0.80	$0.69	$2.38	$2.39
Diluted	$0.80	$0.69	$2.37	$2.38

Weighted average number of shares outstanding:
Basic	359.06	371.01	360.49	375.13
Diluted	359.68	371.77	361.11	375.93

Segment data:
Net sales
Cigarettes (a)	$1,793	$1,764	$5,096	$5,031
Electronic cigarettes	38	63	126	177

	$1,831	$1,827	$5,222	$5,208

Operating income (loss):
Cigarettes	$531	$458	$1,569	$1,550
Electronic cigarettes	(14)	—	(48)	9

	$517	$458	$1,521	$1,559

Supplemental information:

(a) Includes excise taxes.	$507	$517	$1,453	$1,488

(b) Cost of sales includes:

– Charges to accrue obligations under the State Settlement Agreements	372	369	1,016	888

– Charges to accrue obligations under the Federal Assessment for Tobacco Growers	28	30	92	92

– Charges to accrue Food and Drug Administration user fees	19	18	58	54

Lorillard, Inc. and Subsidiaries

Consolidated Condensed Balance Sheets

	September 30, 2014	December 31, 2013
	(Unaudited)
(In millions, except share and per share data)
Assets:
Cash and cash equivalents	$916	$1,454
Short-term investments	308	157
Accounts receivable, less allowances of $2 and $3	16	19
Other receivables	39	29
Inventories	454	499
Deferred income taxes	552	555
Other current assets	107	23

Total current assets	2,392	2,736
Plant and equipment, net	311	316
Long-term investments	185	93
Goodwill	101	102
Intangible assets	69	87
Deferred income taxes	59	51
Other assets	158	151

Total assets	$3,275	$3,536

Liabilities and Shareholders’ Deficit:
Accounts and drafts payable	$38	$42
Accrued liabilities	359	377
Settlement costs	1,073	1,224
Income taxes	4	8

Total current liabilities	1,474	1,651
Long-term debt	3,557	3,560
Postretirement pension, medical and life insurance benefits	310	305
Other liabilities	89	84

Total liabilities	5,430	5,600

Commitments and Contingent Liabilities
Shareholders’ Deficit:
Preferred stock, $0.01 par value, authorized 10 million shares	—	—
Common stock:
Authorized – 600 million shares; par value – $0.01 per share Issued – 383 million and 382 million shares (outstanding 360 million and 365 million shares)	4	4
Additional paid-in capital	280	256
Accumulated deficit	(1,245)	(1,438)
Accumulated other comprehensive loss	(124)	(130)
Treasury stock at cost, 23 million and 17 million shares	(1,070)	(756)

Total shareholders’ deficit	(2,155)	(2,064)

Total liabilities and shareholders’ deficit	$3,275	$3,536

Lorillard, Inc. and Subsidiaries

Wholesale Cigarette Shipments

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows:

	Three Months Ended September 30,			Nine Months Ended September 30,
(All units in thousands)	2014	2013	% Chg	2014	2013	% Chg

Full Price Brands

Newport	8,574,702	8,696,709	-1.4	24,649,583	25,053,946	-1.6
Kent	33,822	39,012	-13.3	100,236	116,478	-13.9
True	36,750	42,882	-14.3	108,510	125,148	-13.3

Total Full Price Brands	8,645,274	8,778,603	-1.5	24,858,329	25,295,572	-1.7

Price/Value Brands

Old Gold	105,558	114,948	-8.2	299,190	333,318	-10.2
Maverick	1,322,460	1,377,582	-4.0	3,731,219	3,948,286	-5.5

Total Price/Value Brands	1,428,018	1,492,530	-4.3	4,030,409	4,281,604	-5.9

Total Domestic Cigarettes	10,073,292	10,271,133	-1.9	28,888,738	29,577,176	-2.3

Total Puerto Rico and U.S. Possessions	130,932	154,716	-15.4	363,300	519,348	-30.0

Grand Total Cigarettes	10,204,224	10,425,849	-2.1	29,252,038	30,096,524	-2.8

Notes:

1.	This information is not adjusted for returns or the impact of wholesale trade inventory fluctuations.

2.	Domestic unit volume includes units sold as well as promotional units and excludes volumes for Puerto Rico and U.S. Possessions.

3.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.

4.	Unit volume is not necessarily indicative of the level of revenues for any period.

Lorillard, Inc. and Subsidiaries

Selected Domestic Retail Cigarette Unit Market Share Data (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Pt Chg	2014	2013	Pt Chg

Lorillard	15.1	14.8	0.3	15.1	14.8	0.3
Newport	12.8	12.5	0.3	12.9	12.6	0.3
Total Industry Menthol	31.6	31.4	0.2	31.7	31.3	0.4
Lorillard Share of Menthol Segment	40.2	40.2	0.0	40.4	40.3	0.1
Newport Share of Menthol Segment	36.9	37.0	-0.1	37.2	37.1	0.1

(1)	Based on Lorillard’s proprietary retail shipment database, administered by Management Science Associates, Inc.

blu Domestic Retail Electronic Cigarette Dollar Market Share Data (2)

13 Week Reporting Periods Ended:

March 23, 2013	35.3%
June 22, 2013	42.0%
September 28, 2013	44.7%
December 21, 2013	45.8%
March 15, 2014	45.0%
July 5, 2014	40.9%
September 27, 2014	29.7%

(2)	Based on Nielsen, ScanTrack Database – All Outlets Combined.

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Results

(Amounts in millions, except per share data)

The reconciliation provided below reconciles the non-GAAP financial measures adjusted gross profit, adjusted operating income, adjusted net income and adjusted diluted earnings per share with the most directly comparable GAAP financial measures, reported gross profit, reported operating income, reported net income and reported diluted earnings per share available to Lorillard common stockholders, for the three and nine months ended September 30, 2014 and 2013. Lorillard management uses adjusted (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. Adjusted (non-GAAP) results are not, and should not be viewed as, substitutes for reported (GAAP) results.

The adjustments to reported results summarized below remove the following items: (1) the favorable impact of the 2003 non-participating manufacturer award as a result of the September 2013 arbitration panel determination that six states failed to diligently enforce escrow provisions applicable to non-participating manufacturers included as an offset to tobacco settlement expense in cost of sales; (2) the favorable impact of the reduction in Lorillard’s MSA payments as a result of the settlement with two more states in June 2014 to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales; (3) amortization of the SKYCIG brand included in selling, general and administrative expenses; (4) costs related to the RAI merger agreement included in selling, general and administrative expenses; (5) costs to satisfy the Alexander final judgment including statutory interest and related fees included in selling, general and administrative expenses; (6) fair value adjustment to the SKYCIG earn out liability included in selling, general and administrative expenses; (7) the favorable impact of the reduction in Lorillard’s April 15, 2013 MSA payment as a result of the settlement to resolve certain MSA payment adjustment disputes approved by the arbitration panel in March 2013 included as an offset to tobacco settlement expense in cost of sales; (8) estimated costs to comply with the U.S. Government Case judgment included in selling, general and administrative expenses; (9) accrued costs related to compensatory damages and statutory interest to dismiss the Evans case included in selling, general and administrative expenses; and (10) expenses incurred in conjunction with the acquisition of SKYCIG included in selling, general and administrative expenses.

	Three months ended September 30, 2014				Nine months ended September 30, 2014
	Gross Profit	Operating Income	Net Income	Diluted EPS	Gross Profit	Operating Income	Net Income	Diluted EPS

Reported (GAAP) results	$711	$517	$289	$0.80	$2,012	$1,521	$860	$2.37

GAAP results include the following:
(1) 2003 non-participating manufacturer arbitration award	—	—	—	—	(27)	(27)	(20)	(0.05)

(2) Settlement to resolve certain MSA payment adjustment disputes	—	—	—	—	(14)	(14)	(9)	(0.03)

(3) Amortization of SKYCIG brand	—	5	3	0.01	—	17	13	0.04

(4) Costs related to RAI merger agreement		13	13	0.03	—	17	17	0.05

(5) Costs to satisfy the Alexander judgment	—	39	24	0.07	—	39	24	0.07

(6) Fair value adjustment to the SKYCIG earn out liability	—	(4)	(3)	(0.01)	—	(4)	(3)	(0.01)

Adjusted (Non-GAAP) results	$711	$570	$326	$0.90	$1,971	$1,549	$882	$2.44

	Three months ended September 30, 2013				Nine months ended September 30, 2013
	Gross Profit	Operating Income	Net Income	Diluted EPS	Gross Profit	Operating Income	Net Income	Diluted EPS

Reported (GAAP) results	$669	$458	$258	$0.69	$2,060	$1,559	$898	$2.38

GAAP results include the following:
(7) Settlement to resolve certain MSA payment adjustment disputes	—	—	—	—	(154)	(154)	(94)	(0.25)

(8) Estimated costs to comply with the U.S. Government Case judgment	—	—	—	—	—	20	12	0.03

(9) Accrued costs related to compensatory damages and statutory interest to dismiss Evans case	—	79	49	0.13	—	79	49	0.13

(10) SKYCIG acquisition expenses	—	4	3	0.01	—	4	3	0.01

Adjusted (Non-GAAP) results	$669	$541	$310	$0.83	$1,906	$1,508	$868	$2.30

Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Operating Income by Segment

(Amounts in millions)

Lorillard has two reportable segments, Cigarettes and Electronic Cigarettes.

The Cigarettes segment consists principally of the operations of Lorillard Tobacco Company and related entities. Lorillard Tobacco is the second largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard Tobacco is the oldest continuously operating tobacco company in the United States. Newport, Lorillard Tobacco’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette overall in the United States based on gross units sold during the three and nine months ended September 30, 2014 and 2013. In addition to the Newport brand, the Lorillard Tobacco product line has four additional brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five cigarette brands include 43 different product offerings which vary in price, taste, flavor, length and packaging.

The Electronic Cigarettes segment consists of the operations of LOEC, Inc. (d/b/a blu eCigs), Cygnet U.K. Trading Limited (t/a blu (U.K.)) and related entities. blu eCigs is a leading electronic cigarette company in the United States. Lorillard acquired the blu eCigs brand and other assets used in the manufacture, distribution, development, research, marketing, advertising and sale of electronic cigarettes on April 24, 2012. Lorillard acquired all of the assets and operations of SKYCIG (now known as blu (U.K.)), a United Kingdom based electronic cigarette business, on October 1, 2013.

	Three months ended September 30, 2014			Nine months ended September 30, 2014
	Cigarettes	Electronic Cigarettes	Total	Cigarettes	Electronic Cigarettes	Total

Reported (GAAP) operating income (loss)	$531	$(14)	$517	$1,569	$(48)	$1,521

GAAP results include the following:

(1) 2003 non-participating manufacturer arbitration award	—	—	—	(27)	—	(27)

(2) Settlement to resolve certain MSA payment adjustment disputes	—	—	—	(14)	—	(14)

(3) Amortization of SKYCIG brand	—	5	5	—	17	17

(4) Costs related to RAI merger agreement	13	—	13	17	—	17

(5) Costs to satisfy the Alexander judgment	39	—	39	39	—	39

(6) Fair value adjustment to the SKYCIG earn out liability	—	(4)	(4)	—	(4)	(4)

Adjusted (Non-GAAP) operating income (loss)	$583	$(13)	$570	$1,584	$(35)	$1,549

	Three months ended September 30, 2013			Nine months ended September 30, 2013
	Cigarettes	Electronic Cigarettes	Total	Cigarettes	Electronic Cigarettes	Total

Reported (GAAP) operating income	$458	$—	$458	$1,550	$9	$1,559

GAAP results include the following:

(7) Settlement to resolve certain MSA payment adjustment disputes	—	—	—	(154)	—	(154)

(8) Estimated costs to comply with the U.S. Government Case judgment	—	—	—	20	—	20

(9) Accrued costs related to compensatory damages and statutory interest to dismiss Evans case	79	—	79	79	—	79

(10) SKYCIG acquisition expenses	4	—	4	4	—	4

Adjusted (Non-GAAP) operating income	$541	$—	$541	$1,499	$9	$1,508